Filed Pursuant to Rule 433
Registration No: 333-134553

LEHMAN BROTHERS HOLDINGS INC.

EXTENDIBLE FLOATING RATE SENIOR NOTES TERM SHEET

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	A1 (Moody’s)/A+ (S&P)/AA- (Fitch)

Principal Amount:	$500,000,000

Security Type:	Extendible Floating Rate Senior Notes

Legal Format:	SEC Registered Medium Term Notes

Issue Price:	100%

Trade Date:	September 26, 2007

Settlement Date:	September 28, 2007 (T+2)

Initial Maturity Date:

October 14, 2008, provided that if such day is not a Business Day, the payment of principal and interest may be made on the immediately preceding Business Day as if it were made on the date that the payment was due

Final Maturity Date:

June 14, 2011, provided that if such day is not a Business Day, the payment of principal and interest may be made on the immediately preceding Business Day as if it were made on the date that the payment was due

Maturity Extension Option:

The notes will mature on the Initial Maturity Date, unless the maturity of all or any portion of the principal amount of the notes is extended in accordance with the procedures described below. In no event will the maturity of the notes be extended beyond the Final Maturity Date.

During an Election Notice Period for any Election Date you may elect to extend the maturity of all or any portion of the principal amount of your notes (in any multiple of $1,000 or integral multiples of $1,000 thereof) so that the maturity of your notes will be extended to the date occurring 366 calendar days from and including the 14th day of the next succeeding month, provided that if such day is not a Business Day, the extended maturity date will be the immediately preceding Business Day.

Election Date:	14th day of each month, from October 14, 2007 to May 14, 2010, inclusive

Election Notice Period:	The Election Notice Period for each Election Date will begin five New York Business Days prior to an Election Date, and end at 12:00 p.m. (New York City time) on the Election Date

Interest Payment Dates:

Interest will be paid (i) on the applicable maturity date or date of redemption, and (ii) monthly on the 14th of each month, beginning on October 14, 2007, provided that if any such day (other than a maturity date or the date of redemption) is not a Business Day, then the Interest Payment Date will be postponed to the following day which is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day

Interest Reset Dates:	September 28, 2007 for the initial interest period, and the 14th day of each month thereafter

Interest Determination Dates:	Two London Business Days prior to the relevant Interest Reset Date

Coupon:	1-month LIBOR (Reuters Page LIBOR01) plus the Spread (first coupon to be based on LIBOR interpolated for the shorter first interest period)

Spread:	For Interest Reset Dates Occurring	Spread

	From and including September 28, 2007 to and including May 14, 2008	Plus 0.17%
	From and including June 14, 2008 to and including May 14, 2009	Plus 0.19%
	From and including June 14, 2009 to and including May 14, 2010	Plus 0.21%
	From and including June 14, 2010 to and including May 14, 2011	Plus 0.23%

Call Option:

The Issuer may call the note at 100 per cent on or after June 14, 2010, in whole or in part, on any Interest Payment Date, at par plus accrued interest upon not more than 60 nor less than not less than 30 days’ notice

Denominations:	$1,000 or any larger whole multiple

Underwriter:	Lehman Brothers Inc.

Business Days:	New York and London

Day Count: CUSIP:	Actual/360 5249082J8

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.